EXHIBIT 99.1

Success Entertainment Group International announces COVID-19 pandemic delay, to covert Utility Management Corp, Acquisition into a Definitive LOI

Tulsa, Oklahoma (OK), - June 15, 2020) – Success Entertainment Group International, Inc. (OTCQB: SEGN), and its recently-acquired, wholly-owned subsidiary Renavotio Infratech announces the business disruptions caused by the COVID-19 Pandemic have delayed somewhat the transactions comprising the Acquisition, Inc. (“RII”), as described in the Initial LOI; and the parties wish to restate their intentions regarding the consummation and timing of the Acquisition described in the Initial LOI.  Both have agreed to convert the current LOI into a Definitive LOI to acquire the anchor infrastructure companies, United Management Corp (UMC) and its subsidiaries Utility Management Company, LLC and Cross-Bo Construction, LLC.

Both Parties have agreed, amended, and restated the previous Letter of Intent and to work in good faith to complete the Acquisition, including by meeting the following interim goals: (1) the Company shall promptly make its information and personnel available for Buyer’s due diligence review; (2)  Buyer shall promptly after the date hereof prepare and deliver the purchase agreement and other transaction documents (including employment agreements for Key Personnel and to complete the final form of definitive purchase agreement to close no later than August 20, 2020.

The Definitive LOI call for RII to exchange SEGN common stock for 100% of the Equity Interests of UMC for an aggregate purchase price of Four Million Five Hundred Thousand US Dollars, ($4,500,000.00), subject to adjustment based on Buyer’s due diligence review, any third party valuation reports of the Company that Buyer may obtain and any adjustment terms set forth in the Definitive Agreement with the intent to operate the Company as a wholly-owned subsidiary.  The Purchase Price subject to adjustment, (i) the assumption or pay off of Two Million Nine Hundred Thousand US Dollars ($2,900,000.00), (ii) the Buyer will pay or assume $300,000 of UMC Parties’ indebtedness (the “Cash Consideration”) , and (ii) One Million Three Hundred Thousand Dollars, ($1,300,000.00) worth of Success Entertainment Group International, Inc., (“SEGN”) common stock, calculated at $.07 or the average of the previous ten (10) days closing price whichever is the higher of the two.

RII is forecasting its initial acquisitions to have combined revenue thru the end of 2020 of in excess of $5 million dollars. RII has targeted two additional infrastructure acquisitions in high growth areas of the U.S. for 2020 acquisitions. “We continue to reach out and secure opportunities for SEGN and RII, expanding our business model to become a proven leader in the infrastructure space. “Stated Billy Robinson, CEO.

RII’s mission statement is:

 “We are servant leaders and technicians who believe that water is life! Our mission is to provide the highest quality drinking water and utility management to rural communities while protecting the Environment”

ABOUT SUCCESS ENTERTAINMENT GROUP INTERNATIONAL INC. (SEGN):

Success Entertainment Group International Inc. (OTCQB: SEGN), plans to operate three (3) infrastructure and financial based models, Fiber optic, 5G and utility management, medical technology, and personal protective equipment (PPE) infrastructure products, e-commerce based organization, sharing platforms and database membership financial growth management. Such revenue streams may contribute viable and steady growth to the Company.

ABOUT RENAVOTIO INFRATECH (RII):

RII is a holding company focused on infrastructure opportunities including Medical, 5G, utility construction, utility management, IoT, water, waste management technology and related industries. RII initial targets along with recent medical protective gear are infrastructure companies with utility construction, consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long term savings utilizing smart utility monitoring and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning.

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ABOUT UTILITY MANAGEMENT CORP:

Utility Management Corp is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. One subsidiary, Utility Management and Construction (UMCCO), is an engineering and smart utility management company that provides a one-stop solution for rural communities to reduce the consumption of electricity, natural gas and water utilities for commercial, industrial and municipal end users.  UMCCO’s unique approach creates immediate bottom line savings for clients, by providing the engineering, planning, permitting and installation through their second wholly-owned subsidiary, Cross-Bo Construction, specializing in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" under applicable US securities legislation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: general business, economic, competitive, political and social uncertainties; delay or failure to receive board, shareholder or regulatory approvals, where applicable and the state of the capital markets. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact:
Success Entertainment Group International Inc.
Email Contact: brobinson@renavotio.com

Telephone: +1(260) 490-9990

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